Filed Pursuant to Rule 424(b)(2)
Registration No. 333-271881
The information in this preliminary pricing supplement is not complete and may be changed without notice. This preliminary pricing supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.
PRELIMINARY PRICING SUPPLEMENT (to Prospectus Supplement dated May 12, 2023 and Prospectus dated May 12, 2023)	SUBJECT TO COMPLETION, DATED December 11, 2024
$
Jefferies Financial Group Inc.
Senior 16-Year Callable Zero Coupon Notes due December 24, 2040

The Notes do not pay interest. We have the right to redeem the Notes, in whole but not in part, on each Optional Redemption Date. If we elect to redeem the Notes you will receive the applicable Call Payment on the applicable Optional Redemption Date. If we do not elect to redeem the Notes on any Optional Redemption Date, at maturity you will receive $2,360.00 per Note. All payments on the Notes, including the repayment of principal, are subject to the credit risk of Jefferies Financial Group Inc.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior 16-Year Callable Zero Coupon Notes due December 24, 2040
Aggregate Principal Amount:	$ . We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:	$1,000 per Note (100%)
Pricing Date:	December , 2024
Original Issue Date:	December 24, 2024 ( Business Days after the Pricing Date)
Maturity Date:	December 24, 2040 subject to our redemption right.
Redemption:
We will have the right to redeem the Notes, in whole but not in part, on each Optional Redemption Date. If we elect to redeem the Notes you will receive the applicable Call Payment on the applicable Optional Redemption Date. If we elect to redeem the Notes, we will give you notice at least 5 Business Days before the date of such redemption.

Optional Redemption Dates:	The 24th calendar day of each December, beginning December 24, 2025 and ending December 24, 2039.
Call Payment:	With respect to each Optional Redemption Date, as set forth on page PS-1.
Payment at Maturity:	Unless earlier redeemed, on the Maturity Date, you will receive $2,360.00 per Note.
Accretion Rate:	8.50% per annum (without compounding, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, provided for reference only).
Specified Currency:	U.S. dollars
CUSIP/ISIN:	47233WHQ5 / US47233WHQ50
Book-entry or Certificated Note:	Book-entry
Business Day:	New York. If any Optional Redemption Date or the Maturity Date occurs on a day that is not a Business Day, any payment owed on such date will be postponed as described in “The Notes” below.
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Trustee:	The Bank of New York Mellon
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-2 of this pricing supplement.

	PER NOTE	TOTAL
Public Offering Price (1)	100%	$
Underwriting Discounts and Commissions (1)%		$
Proceeds to Jefferies Financial Group Inc. (Before Expenses)%		$

(1) The Agent may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their underwriting discounts and commissions. The price for investors purchasing the Notes in these accounts will be reduced by an amount that will be up to such forgone underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or either prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about December 24, 2024 against payment in immediately available funds.

Jefferies
Pricing supplement dated      , 2024.
You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus supplement dated May 12, 2023 and Prospectus dated May 12, 2023

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplements. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this pricing supplement.

PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 26, 2024 (the “Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2024, May 31, 2024 and August 31, 2024 filed with the SEC on April 5, 2024, July 9, 2024 and October 9, 2024, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

THE NOTES
The Notes offered are our debt securities. We describe the basic features of these Notes in the sections of the accompanying prospectus called “Description of Securities We May Offer—Debt Securities” and the prospectus supplement called “Description of Notes,” subject to and as modified by any provisions described below and in the “Summary of Terms” on the cover page of this pricing supplement. All payments on the Notes are subject to our credit risk.
The Notes do not pay interest. We have the right to redeem the Notes, in whole but not in part, on each Optional Redemption Date. If we elect to redeem the Notes you will receive the applicable Call Payment on the applicable Optional Redemption Date. If we do not elect to redeem the Notes on any Optional Redemption Date, at maturity you will receive $2,360.00 per Note. The Optional Redemption Dates and Call Payment with respect to each Optional Redemption Date is set forth below.

Optional Redemption Dates	Call Payment
December 24, 2025	$1,085.00
December 24, 2026	$1,170.00
December 24, 2027	$1,255.00
December 24, 2028	$1,340.00
December 24, 2029	$1,425.00
December 24, 2030	$1,510.00
December 24, 2031	$1,595.00
December 24, 2032	$1,680.00
December 24, 2033	$1,765.00
December 24, 2034	$1,850.00
December 24, 2035	$1,935.00
December 24, 2036	$2,020.00
December 24, 2037	$2,105.00
December 24, 2038	$2,190.00
December 24, 2039	$2,275.00

If any Optional Redemption Date or the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day.

Events of Default and Right of Acceleration

If an Event of Default (as defined in the Indenture) occurs and is continuing, holders of the Notes may accelerate the maturity of the Notes, as described under “Description of Debt Securities—Defaults” in the accompanying prospectus. Upon an Event of Default, the amount due and payable per note will be calculated in accordance with the following formula:

$1,000 x (1 + Accrual Yield x Y)

For purposes of the above formula, the "Accrual Yield" is 8.50% per annum (without compounding) and “Y” will equal the quotient of (a) the number of days (calculated on the basis of a 360-day year consisting of 12 months of 30 days each) from (and including) the Original Issue Date to (but excluding) the date upon which the principal amount of the notes has been accelerated divided by (b) 360.

In case of an Event of Default, the Notes will not bear a default interest rate.

Valuation of the Notes

For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement including the section entitled “Risk Factors” in our Annual Report on Form 10-K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
The Notes do not pay interest.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
We may redeem the Notes.
We retain the option to redeem the Notes, in whole but not in part, on each Optional Redemption Date on at least 5 Business Days’ prior notice. In the event that we redeem the Notes, you will receive the Call Payment applicable to that Optional Redemption Date. If you intend to purchase the Notes, you must be willing to have your Notes redeemed as early as the first Optional Redemption Date. If we elect to redeem the Notes prior to the Maturity Date, we will do so at a time that is advantageous for us but when it may not be in your interest for us to do so. No further payments will be made on the Notes after they have been redeemed and you will lose the opportunity to receive any higher Call Payment that otherwise might have been payable on a later date.
If we redeem the Notes prior to the Maturity Date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed, or that has a similar level of risk.

Valuation- and Market-related Risks
The price at which the Notes may be resold may be substantially less than the amount for which they were originally purchased.
The price at which the Notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) changes in U.S. interest rates, (ii) any actual or anticipated changes in our credit ratings or credit spreads and (iii) time remaining to maturity.
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Jefferies LLC would be willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that will be included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Jefferies LLC, as a result of dealer discounts, mark-ups or other transaction costs.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Jefferies LLC may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If at any time Jefferies LLC were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. You will have no right to require us to redeem the Notes prior to their maturity on December 24, 2040. Accordingly, you should be willing to hold your Notes to maturity.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion supplements the discussion in the prospectus dated May 12, 2023 under the heading “United States Federal Taxation” and supersedes it to the extent inconsistent therewith. The following discussion (in conjunction with the discussion in the prospectus dated May 12, 2023) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.
For U.S. federal income tax purposes, a note that has an “issue price” that is less than its principal amount will be considered to have been issued with original issue discount (“OID”), unless the note satisfies a de minimis threshold (as described in “United States Federal Taxation — U.S. Holders — Discount Notes” in the accompanying prospectus). It is anticipated that the notes will be issued with more than a de minimis amount of OID for U.S. federal income tax purposes. Accordingly, a United States holder (as defined in the accompanying prospectus) will be required to include OID in income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Please see the discussion under “United States Federal Taxation — U.S. Holders — Discount Notes” in the accompanying prospectus for more detailed information regarding the U.S. federal income tax treatment of OID.
The following table states the amount of OID expected to accrue with respect to a note for each accrual period based on the current terms of the notes and assuming the notes will remain outstanding to the stated maturity date. Based on market conditions on the trade date, we may increase the maturity date premium amount. In the event of any increase in the maturity date premium amount, the amount of OID that will accrue with respect to each note for each accrual period will increase accordingly. The maturity date premium amount will not decrease. Therefore, the amount of OID that will accrue with respect to a note for each accrual period will be at least equal to the amounts in the following table. The final prospectus supplement will include the actual amount of OID that will accrue with respect to a note for each accrual period.
Accrual Period	OID Accrued During Accrual Period (per $1,000 note)	Total OID Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
December 24, 2024 through December 31, 2024	$1.18	$1.18
January 1, 2025 through December 31, 2025	$55.20	$56.38
January 1, 2026 through December 31, 2026	$58.24	$114.62
January 1, 2027 through December 31, 2027	$61.45	$176.07
January 1, 2028 through December 31, 2028	$64.85	$240.92
January 1, 2029 through December 31, 2029	$68.41	$309.33
January 1, 2030 through December 31, 2030	$72.19	$381.52
January 1, 2031 through December 31, 2031	$76.16	$457.68
January 1, 2032 through December 31, 2032	$80.37	$538.05
January 1, 2033 through December 31, 2033	$84.80	$622.85
January 1, 2034 through December 31, 2034	$89.47	$712.32
January 1, 2035 through December 31, 2035	$94.39	$806.71
January 1, 2036 through December 31, 2036	$99.62	$906.33
January 1, 2037 through December 31, 2037	$105.10	$1,011.43
January 1, 2038 through December 31, 2038	$110.89	$1,122.32
January 1, 2039 through December 31, 2039	$117.00	$1,239.32
January 1, 2040 through December 24, 2040	$120.68	$1,360.00

Upon the disposition of a note by sale, exchange, retirement or other disposition, a United States holder will generally recognize capital gain or loss equal to the difference, if any, between (i) the amount realized on the disposition and (ii) the United States holder’s adjusted tax basis in the note. A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to the United States holder plus any OID previously included in income by such United States holder with respect to such note. The deductibility of capital losses is subject to significant limitations.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Federal Taxation – FATCA Legislation” in the accompanying prospectus supplement) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes. Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agent may also reject any offer to purchase Notes. We or Jefferies LLC will pay various discounts and commissions to dealers of $     per Note depending on market conditions.The Agent may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their underwriting discounts and commissions. The price for investors purchasing the Notes in these accounts will be reduced by an amount that will be up to such foregone underwriting discounts and commissions.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account. In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us. If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this prospectus from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors. We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions. The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We may deliver the Notes against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from the Pricing Date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS -– The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MiFID II product governance / Professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that:  (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate.  Any person subsequently offering, selling or recommending the Notes (an “EU distributor”) should take into consideration the manufacturer’s target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes  in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to UK Qualified Investors. Neither the issuers nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to UK Qualified Investors.
PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
UK MiFIR product governance / Professional investors and ECPs only target market  - Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

The communication of this pricing supplement, the accompanying prospectus, the prospectus supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement , the accompanying prospectus, the prospectus supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or any of their contents.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
The validity of the Notes is being passed on for us by Sidley Austin LLP, New York, New York.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2023 and 2022, and for each of the three years in the period ended November 30, 2023, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Jefferies Financial Group Inc.
Senior 16-Year Callable Zero Coupon Notes due
December 24, 2040

PRICING SUPPLEMENT

, 2024